UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 2, 2002

EQUINIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2450 Bayshore Parkway
Mountain View, CA 94043
(650) 316-6000
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5.    OTHER EVENTS

On October 2, 2002, Equinix, Inc., a Delaware corporation (“Equinix”), Eagle Panther Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Equinix (“Merger Sub”), Eagle Jaguar Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Eagle (“SP Sub”), STT Communications Ltd, a corporation organized under the laws of the Republic of Singapore (“STT Communications”), i-STT Pte Ltd, a corporation organized under the laws of the Republic of Singapore and a wholly owned subsidiary of STT Communications (“i-STT”), Pihana Pacific, Inc., a Delaware corporation (“Pihana”), and Jane Dietze, as Pihana Stockholders’ Representative, entered into a Combination Agreement (the “Combination Agreement”). Subject to the terms and conditions of the Combination Agreement, STT Communications will transfer all the outstanding capital stock of i-STT to SP Sub, and Merger Sub will merge with and into Pihana, with Pihana becoming an indirect wholly-owned subsidiary of Parent (the “Combination”).

In connection with the Combination, on October 2, 2002 Equinix and STT Communications also entered into a Securities Purchase Agreement (“Securities Purchase Agreement”). Subject to the terms and conditions of the Securities Purchase Agreement, at the closing of the Combination Equinix will issue up to $40 million aggregate principal amount of convertible secured notes to STT Communications and other purchasers (the “Securities Purchase”).

Consummation of the Combination and the Securities Purchase are subject to certain conditions. The foregoing descriptions of the Combination Agreement and the Securities Purchase Agreement, and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the Combination Agreement and the Securities Purchase Agreement, copies of which are attached hereto as Exhibits 2.1 and 4.1, respectively. A copy of the press release, dated October 2, 2002, issued by Equinix and i-STT, relating to the above transactions is attached hereto as Exhibit 99.1.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)	EXHIBITS.

2.1	Combination Agreement

4.1	Securities Purchase Agreement

99.1	Press Release dated October 2, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: October 9, 2002	By:	/s/ RENEE F. LANAM
Renee F. Lanam Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Combination Agreement

4.1	Securities Purchase Agreement

99.1	Press Release dated October 2, 2002